EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Expands Conveying Solutions Platform
with Acquisition of Garvey Corporation

•Extends growth catalyst with complementary technology that broadens precision conveying solutions offering in attractive markets with strong secular tailwinds
•Brings market leading position for accumulation solutions in the food & beverage and life sciences/pharmaceutical industries
•Creates among the fullest lines of accumulation technology offerings in the industry
•Provides greater production line efficiencies with increasing use of automation
•5-year compounded annual growth rate of approximately 7%
•Expected GAAP EPS accretion in fiscal 2023 of $0.05

BUFFALO, NY, November 4, 2021 - Columbus McKinnon Corporation (Nasdaq: CMCO) (the “Company”), a leading designer, manufacturer and marketer of intelligent motion solutions for material handling, today announced that the Company has executed a definitive agreement to acquire Garvey Corporation (“Garvey”) for $74 million. The Company plans on financing the acquisition by borrowing $75 million utilizing the accordion option under its existing Term Loan B. The transaction is expected to close before the end of 2021. The additional borrowings are expected to result in a pro forma net debt leverage ratio of approximately 2.8x.

Garvey is a leading accumulation systems solutions company providing unique, patented systems for the automation of production processes with approximately $30 million in revenue and $9 million in adjusted EBITDA for the trailing twelve months ended September 30, 2021.

Advancing Blueprint for Growth 2.0 Strategy: Expanding the Core

David J. Wilson, President and CEO of Columbus McKinnon, commented, “The acquisition of Garvey is an excellent demonstration of our 2.0 framework for growth at work as we continue to transform Columbus McKinnon into a high value, intelligent motion enterprise. Garvey expands our higher growth, higher margin precision conveying solutions platform with its differentiated accumulation technology expertise and provides deeper market presence in the attractive and growing food & beverage and life sciences industries. And, we have a great opportunity to leverage our more extensive industrial market presence and geographic breadth to grow the business. The combination of Garvey and Dorner creates a highly scalable operation through the integration of the deep engineering expertise of both businesses and the modular design of each operations accumulation and conveying solutions. Together, they create a strong partner for customers in the industrial automation landscape.”

Gregory P. Rustowicz, Senior Vice President of Finance and Chief Financial Officer, added, “We are executing our plan by generating cash to reduce debt, growing EBITDA and now levering back up with growth investments. Our leverage ratio declined nearly 40 basis points in each of the last two quarters since acquiring Dorner and we expect that we will quickly de-lever our balance sheet following this acquisition toward our target leverage ratio of 2.0x.”

Driving Competitive Advantage and Market Presence with Enhancement of Precision Conveying Solutions Offerings

Garvey has been growing at a compounded annual growth rate of approximately 7% over the last five years with gross margins of approximately 40%. More than 80% of its sales are to the food & beverage and pharmaceutical industries. Its highly patented accumulation modules are enhancements to continuous flow production lines which increase efficiency and productivity by balancing flow between machines, storing and reintroducing product into the production flow as needed as well as transforming batch production from one machine into single piece flow for the next in the production process.
Founded in 1926 in Hammonton, New Jersey, Garvey is recognized as a leader in the design and manufacture of low-impact, multi-functional, pressure-less loop accumulation systems and conveyor systems. Highly regarded for its engineering expertise to design systems that can handle a large variety of products shapes and sizes, Garvey’s solutions convey, accumulate, orient, single file, combine and lane products rapidly without back pressure or operator interference. It is a leader in bottling operations that range from small vaccine vials to wine bottles and more. Garvey offers a broad product offering across both modular standard and highly engineered accumulation solutions. Garvey has approximately 100 employees including a highly technical sales and engineering organization that has a proven track record of innovation within the accumulation market.

The acquisition is expected to be approximately $0.05 accretive to GAAP diluted earnings per share in fiscal 2023. The Company expects cost synergies of 2% of revenue over two years. Transaction costs are expected to be approximately $1.2 million.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that moves the world forward and improves lives by efficiently and ergonomically moving, lifting, positioning and securing materials. Key products include hoists, crane components, precision conveyor systems, rigging tools, light rail workstations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.columbusmckinnon.com.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future sales and earnings, which involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the ability of the Company to complete the acquisition of Garvey, the integration of Garvey into the Company to achieve cost and revenue synergies, the ability of the Company and Garvey to achieve revenue expectations, the ability of the Company to execute its financing plans in connection with the Garvey acquisition, global economic and business conditions including the impact of COVID-19, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the ability to expand into new markets and geographic regions, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Senior Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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